UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NEWNAN COWETA BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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NEWNAN COWETA BANCSHARES, INC.

145 Millard Farmer Industrial Blvd.

Newnan, Georgia 30263

December 30, 2008

Dear Shareholder:

On behalf of the Board of Directors of Newnan Coweta Bancshares, Inc. (“Newnan Coweta”), I am pleased to invite you to attend our Special Meeting of Shareholders to be held on January 28, 2009 in Newnan, Georgia at the time and place shown in the attached Notice of Special Meeting (the “Notice”). You may vote without attending the meeting by returning the enclosed proxy card. The Special Meeting is being called to consider and vote upon two proposals, to wit:

Proposal No. 1: An Amendment to Newnan Coweta’s Articles of Incorporation that will authorize the Board of Directors to issue forty million (40,000,000) shares of stock, divided into thirty million (30,000,000) shares of common stock, no par value, and ten million (10,000,000) shares of preferred stock, no par value. A copy of the proposed amendment is attached to this proxy statement as Appendix “A.”

Proposal No. 2: Granting the Management of Newnan Coweta Bancshares, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting.

The Notice and the accompanying Proxy Statement describe the formal business to be transacted at the Special Meeting. Proposal No. 1 authorizes 10,000,000 shares of preferred stock. In addition, Proposal No. 1 increases the number of authorized common shares from 5,000,000 to 30,000,000 shares. In summary, the Board of Directors believes the creation of preferred stock and the increase in the number of authorized common shares (Proposal No. 1) is advisable and in the best interests of Newnan Coweta and its shareholders for several reasons. The authorization of the preferred stock and the increase in the number of authorized common shares would permit the Company to participate, if it so elects, in the federal government’s limited purchase of preferred stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. The authorization of preferred stock and the increase in the number of authorized common shares would also permit the Board of Directors to issue such stock without further shareholder approvals or delay and, thereby, provide Newnan Coweta with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors currently anticipates engaging in a private placement offering of common shares before the end of 2008, the specific terms, conditions, and timing of which have not been finalized as of the date of these proxy materials. Proposal No. 1 would enable Newnan Coweta to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce costs because it will not have to seek additional shareholder approval to issue the preferred shares unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject. Although Newnan Coweta presently contemplates no particular transaction involving the issuance of preferred stock other than consideration of the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008, management of Newnan Coweta believes it is in the best interest of the Company to be prepared to issue preferred stock and increase the number of authorized common stock without the necessity of another shareholders’ meeting should preferred stock or the additional common stock be a component in future raising of capital.

Newnan Coweta’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment. Such is the intent of Proposal No. 2 by granting the management of Newnan Coweta Bancshares, Inc. the authority to adjourn, postpone or continue the Special Meeting.

We encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Newnan Coweta Bancshares, Inc. stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the special meeting process.

Sincerely,

James B. Kimsey
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF NEWNAN COWETA BANCSHARES, INC.

DATE:	January 28, 2009

TIME:	7:30 a.m.

PLACE:	Newnan Coweta Bancshares, Inc. 145 Millard Farmer Industrial Blvd. Newnan, Georgia 30263

MATTERS TO BE VOTED ON:

PROPOSAL 1:	To Approve an Amendment to the Articles of Incorporation of Newnan Coweta Bancshares, Inc.

PROPOSAL 2:	To Approve Granting the Management of Newnan Coweta Bancshares, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on November 24, 2008 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors,

James B. Kimsey
President and Chief Executive Officer

Newnan, Georgia

December 30, 2008

NEWNAN COWETA BANCSHARES, INC.

145 Millard Farmer Industrial Blvd.

Newnan, Georgia 30263

PROXY STATEMENT

FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 28, 2009

This proxy statement is furnished to the shareholders of Newnan Coweta Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2009 Special Meeting of Shareholders and at any adjournments thereof (the “Special Meeting”). The Special Meeting will be held on January 28, 2009, at 145 Millard Farmer Industrial Blvd., Newnan, Georgia 30263, at 7:30 a.m. local time. This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about December 30, 2008.

ALL HOLDERS OF NEWNAN COWETA BANCSHARES, INC. COMMON STOCK SHOULD READ THIS PROXY CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE PROPOSALS. A COPY OF THE PROPOSED AMENDMENT (PROPOSAL NO. 1) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX “A.”

As used in this proxy statement, the terms Newnan Coweta, Company, we, our, and us all refer to Newnan Coweta Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Special Meeting consist of Newnan Coweta Bancshares, Inc.’s no par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Newnan Coweta Bancshares, Inc. stock who are entitled to notice of and to vote at the Special Meeting is November 24, 2008. On the record date, 1,006,070 shares of Newnan Coweta Bancshares, Inc. stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Newnan Coweta Bancshares stock is necessary to constitute a quorum at the Special Meeting. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of Newnan Coweta Bancshares, Inc. (Proposal No. 1), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares entitled to cast a vote on the amendment, either by proxy or in person, which means a “FOR” vote by a majority of the outstanding common shares of the Company as of the record date. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of Newnan Coweta’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal No. 2 approving the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Note that, under applicable Georgia law, Newnan Coweta’s shareholders are not entitled to dissenter’s rights with respect to the proposal to approve the Amendment to Newnan Coweta’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Special Meeting.

Our directors and executive officers hold 335,001 shares (excluding currently exercisable options), or approximately 33.30%, of the current issued and outstanding common stock of Newnan Coweta Bancshares, Inc., and we believe that all of those shares will be voted in favor of the proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. In voting by proxy with regard to the proposed amendment, you may vote in favor of the amendment, against the amendment or withhold your votes (abstain). You should specify your choice on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Newnan Coweta Bancshares, Inc. at 145 Millard Farmer Industrial Blvd., Newnan, Georgia 30263, Attn: Secretary, by delivering a later dated proxy card, or by voting in person at the Special Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

PROPOSAL NO. 1

APPROVAL OF AMENDMENT TO ARTICLES OF

INCORPORATION OF NEWNAN COWETA BANCSHARES, INC.

Under Newnan Coweta’s existing Articles of Incorporation, Newnan Coweta does not have the authority to issue preferred stock. If the shareholders approve Proposal No. 1 to amend the Articles of Incorporation, Newnan Coweta will be authorized to issue forty million (40,000,000) shares of stock, divided into thirty million (30,000,000) shares of common stock, no par value, and ten million (10,000,000) shares of preferred stock, no par value. The preferred stock to be authorized (“Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors from time to time. As such, the Preferred Stock would be available for issuance without further action by Newnan Coweta’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which Newnan Coweta’s securities are then trading or quoted.

The Board of Directors believes that the authorization of the Preferred Stock as well as the increase in the number of authorized common shares is advisable and in the best interests of Newnan Coweta and its shareholders for several reasons. The authorization of the Preferred Stock as well as the increase in the number of authorized common shares would permit the Company to participate, if it so elects, in the federal government’s limited purchase of Preferred Stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 (“EESA”). The Company applied for preliminary approval on November 12, 2008 for the approximate maximum amount available of $5.8 million; however, the Company still has the option to decline to participate even if it receives preliminary approval. At this time, the Company has received no response on its application. The estimated proceeds of the sale of preferred stock to Treasury are, therefore, not guaranteed. The authorization of Preferred Stock as well as the increase in the number of authorized common shares would also permit the Board of Directors to issue such stock without further shareholder approval and, thereby, provide Newnan Coweta with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors currently anticipates engaging in a private placement offering of common shares before the end of 2008, the specific terms, conditions, and timing of which have not been finalized as of the date of these proxy materials. Proposal No. 1 would enable Newnan Coweta to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance. The Board of Directors believes that this will also help to reduce costs because it will not have to seek shareholder approval to issue the shares of the Preferred Stock unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject. Although Newnan Coweta presently contemplates no particular transaction involving the issuance of Preferred Stock other than the Capital Purchase Program of the EESA, Newnan Coweta’s management believes it is in the best interest of the Company to be prepared to issue Preferred Stock and increase the number of authorized common shares without the necessity of another shareholders’ meeting should Preferred Stock or additional common stock be a component of any future raising of capital.

The full text of the proposed Certificate of Amendment is attached to this proxy statement as Appendix “A.” If the Certificate of Amendment is approved, Newnan Coweta’s Board of Directors would be authorized to issue Preferred Stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by Newnan Coweta’s Board of Directors. The authority of Newnan Coweta’s Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

•	The number of shares constituting that series and the distinctive designation of that series;

•

The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•	Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

•

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

•

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

The actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of Newnan Coweta’s common stock will not have preemptive rights with respect to the Preferred Stock.

Although Newnan Coweta may consider issuing shares of the Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the Preferred Stock.

The Company has applied for preliminary approval in the Capital Purchase Program (“CPP”) established by the United States Department of Treasury (“Treasury”) under the EESA. Treasury has implemented voluntary CPP to encourage United States financial institutions to build capital to increase the flow of financing to United States businesses and consumers and to support the United States economy.

Under the program, Treasury will purchase up to $250 billion of senior preferred shares on standardized terms as described in the program’s term sheet. The program will be available to qualifying United States controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities that elect to participate. Treasury will determine eligibility and allocations for interested parties after consultation with the appropriate federal banking agency. Newnan Coweta Bancshares is considered, for purposes of the CPP, a “Non-Public Qualifying Financial Institution” because its stock is not traded on a national securities exchange.

The minimum subscription amount available to a participating institution is one percent (1%) of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion, or three percent (3%), of risk-weighted assets. Newnan Coweta is eligible for approximately $1.9 million minimum and $5.8 million maximum pursuant to these guidelines.

Nine large financial institutions already have agreed to participate in this program, moving quickly and collectively to signal the importance of the program for the system. These institutions have voluntarily agreed to participate on the same terms that will be available to small and medium-sized banks and thrifts across the nation.

The Company, if it elects to participate in the CPP and is approved, intends to use the proceeds from the sale of the Preferred Stock to strengthen its liquidity position and use the increase in capital to make additional loans. The Company will initially reduce its short-term borrowings consisting primarily of internet based and other higher priced certificates of deposit from the proceeds of the CPP. The Company has evaluated the preliminary terms of the CPP and believes it to be a relatively inexpensive source of additional capital. The additional capital and increased liquidity will also be available to assist in the future expansion of the Company if favorable opportunities arise and to deal with uncertain future market conditions. If the Company does not participate in the CPP, there would be no material adverse effect on its current liquidity, capital resources, or results of operations; however, the Company would not be able to use the additional capital and increased liquidity position to further grow the loan portfolio or take advantage of future potential expansion opportunities and may create a strain on its capital adequacy in the event future market conditions require additional capital.

The principal terms, as set forth in a public term sheet for privately held institutions, and published by Treasury, and have been made available to the public at http://www.treas.gov/press/releases/reports/hp1277.html, are summarized below:

•	Each participating financial institution will issue senior preferred shares to Treasury, which will:

•	qualify as Tier 1 capital;

•	be senior to common stock;

•	be pari passu with existing preferred shares (other than junior preferred shares);

•	be transferable by Treasury;

•	pay a dividend of 5% per year for the first five years, and 9% per year thereafter; the dividend will be cumulative;

•	pay dividends quarterly in arrears on February 15, May 15, August 15, and November 15 of each year;

•	permit Treasury to elect two directors if dividends are not paid in full for six quarterly periods, but this right will end when full dividends have been paid for all prior dividend periods;

•	be non-voting other than market terms for similar securities (class voting rights on matters that could adversely affect the shares);

•

be redeemable at par after three years except with the proceeds of an offering of replacement equity securities that provide Tier 1 capital which results in gross proceeds of at least 25% of the issue price of the Preferred;

•	be redeemable (as described above) subject to the approval of the issuer’s primary federal bank regulator;

•

restrict the ability of a financial institution to any increase in common dividends until the third anniversary of the investment and no greater than 3% increase after the third anniversary and prior to the tenth anniversary. After the tenth anniversary, the issuer shall be prohibited from paying dividends on common shares or repurchasing any equity securities until all Preferred Shares and Warrant Preferred Shares are redeemed or transferred by Treasury to third parties (unless Treasury consents or has transferred the investment);

•

have a liquidation preference of $1,000 per share (Treasury may purchase senior preferred with a higher liquidation preference per share if necessary given the issuer’s authorized preferred shares; it may then require a depository hold the shares and Treasury would hold depository receipts);

•

require Treasury’s consent before any share repurchases other than in connection with a benefit plan or in the ordinary course of business consistent with past practice until the tenth anniversary of the investment, unless all Preferred Shares and Warrant Preferred Shares have been redeemed or transferred to third parties;

•	be covered by a shelf registration statement filed by the financial institution as soon as practicable and be subject to piggyback registration rights; and

•

for as long as Treasury holds any equity securities of the issuer, the issuer and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the issuer and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved for the audit committee or comparable body of independent directors of the issuer.

•	In connection with each investment, Treasury will also receive warrants to purchase additional Preferred stock with the following terms:

•	an aggregate liquidation preference equal to 5% of the senior preferred issuance on the date of the investment;

•	the initial exercise price on the warrants shall be $0.01 per share with a 10-year term; Treasury intends to immediately exercise the Warrants;

•	the financial institution will be required to file a registration statement as soon as practicable and grant piggyback registration rights to Treasury;

•

the Warrant Preferred shall have the same rights, preference, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all preferred has been redeemed.

The issuance of Preferred Stock upon the exercise of these warrants will not dilute the ownership interest of the existing common stockholders.

•	Participants will also be subject to the executive compensation requirements of the EESA:

•	benefit plans must be in compliance with section 111 of EESA;

•	no new golden parachutes during term of preferred;

•	no tax deduction for top five officers with compensation over $500,000 each; and

•	claw-back provision for accounting restatements.

Treasury has issued interim final rules pursuant to the EESA which are available at http://www.treas.gov/initiatives/eesa/executivecompensation.shtml.

The Company has no executive employment contracts nor compensatory plans with any of its senior executive officers which require modifications and no senior executive “golden parachute” payment obligations exist. In addition, each senior executive officer’s compensation is currently below the $500,000 threshold described above. Senior executive officer bonus and incentive pay based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria will be subject to recovery by the Company in compliance with Treasury CPP requirements.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 and 2008 in the case of the statement of income data and December 31, 2007 and September 30, 2008 in the case of the balance sheet data.

•	The issuance of $1.9 million (minimum estimated proceeds) or $5.8 million (maximum estimated proceeds) of preferred stock to Treasury under the Capital Purchase Program.

•

The issuance of warrants to purchase 98 shares of additional preferred stock (minimum estimated warrants to be issued) or warrants to purchase 293 shares of additional preferred stock (maximum estimated warrants to be used) assuming a purchase price of $0.01 per share.

•	The reduction in short-term borrowings (consisting primarily of internet based and other higher priced certificates of deposit) from the proceeds of the CPP.

We present two sets of unaudited pro forma consolidated balance sheet data, including selected capital ratios, as of December 31, 2007 and September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume, that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the CPP and, that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the CPP. The pro forma financial data may change materially in both cases based on the actual proceeds received under the CPP if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the discount rate used to determine the fair value of the preferred stock and preferred warrants.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the CPP has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

NEWNAN COWETA BANCSHARES, INC.

Pro Forma Consolidated Balance Sheet Data and Capital Ratios

(In thousands)

	September 30, 2008
	Historical	As Adjusted Minimum	As Adjusted Maximum
		(unaudited)
Balance Sheet:
Assets
Cash and due from banks	$2,198	$2,198	$2,198
Securities and other interest earning assets	30,583	30,583	30,583
Loans, net	163,977	163,977	163,977
Other assets	33,826	33,826	33,826

Total assets	$230,584	$230,584	$230,584

Liabilities and stockholders’ equity
Deposits (1)	$194,616	$192,663	$188,758
Subordinated debentures	3,093	3,093	3,093
Borrowings	14,000	14,000	14,000
Other liabilities	4,862	4,862	4,862

Total liabilities	$216,517	$214,618	$210,713

Stockholders’ equity
Senior preferred stock (1)	$—	$1,953	$5,858
Warrant preferred stock (1)	—	98	293
Discount on senior preferred stock (2)	—	(110)	(330)
Premium on warrant preferred stock (2)	—	12	37
Common stock	12,193	12,193	12,193
Retained earnings	1,920	1,920	1,920
Accumulated other comprehensive income (loss)	(100)	(100)	(100)

Total stockholders’ equity	$14,013	$15,966	$19,871

Total liabilities and stockholders’ equity	$230,584	$230,584	$230,584

Capital Ratios
Total risk-based capital to risk-weighted assets ratio	9.58%	10.53%	12.53%
Tier 1 capital ratio	9.31%	9.26%	11.26%
Leverage ratio	6.83%	7.61%	9.25%
Equity to assets ratio	6.08%	6.92%	8.62%
Tangible equity to tangible assets ratio	6.08%	6.92%	8.62%

(1)

The pro forma financial data reflects issuance of a minimum of $1,953,000 and maximum of $5,858,000 of Newnan Coweta Bancshares, Inc. Preferred Stock and a minimum of $98,000 and maximum of $293,000 of additional preferred stock resulting from the exercise of warrants. The proceeds from these transactions are assumed to reduce interest-bearing deposits.

(2)

Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating our company as a “public company” under the CPP but as a non-public financial institution. Under the CPP for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional Senior Preferred (the “Warrant Preferred”) equal to 5% of the amount of Preferred Stock already issued. The CPP terms also provide that the warrant will be exercised immediately upon issuance of the Senior Preferred. The Warrant Preferred carry a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the Preferred Stock of 5% for the first five years and then 9% thereafter. Using the assumption of the issuance of $5,858,999 of Senior Preferred to our company, a warrant for an additional $293,000 would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise. As a result, our company would record total Preferred Stock at its redemption value of $5,858,000, additional Preferred Stock issuable upon exercise of a warrant of $293,000 (the “Warrant Preferred”), a discount of $330,000 on the Senior Preferred and a premium of $37,000 related to the Warrant Preferred. This issuance results in an initial net increase in equity of $5,858,000 representing the cash proceeds from the issuance of the Preferred Stock. The amortization of the discount resulting from the issuance of Preferred Stock would be over five years and would be recorded as an increase in dividends and corresponding decrease in net income available to common stockholders. The accretion of the premium resulting from the issuance of Warrant Preferred would be over five years and would be recorded as a decrease in dividends and corresponding increase in net income available to common stockholders.

NEWNAN COWETA BANCSHARES, INC.

Pro Forma Consolidated Balance Sheet Data and Capital Ratios

(In thousands)

	December 31, 2007
	Historical (1)	As Adjusted Minimum	As Adjusted Maximum
Balance Sheet:
Assets
Cash and due from banks	$5,076	$5,076	$5,076
Securities and other interest earning assets	27,291	27,291	27,291
Loans, net	175,708	175,708	175,708
Other assets	29,894	29,894	29,894

Total assets	$237,969	$237,969	$237,969

Liabilities and stockholders’ equity
Deposits (2)	$195,539	$193,586	$189,681
Subordinated debentures	3,093	3,093	3,093
Borrowings	18,000	18,000	18,000
Other liabilities	1,736	1,736	1,736

Total liabilities	$218,368	$216,415	$212,510

Stockholders’ equity
Senior preferred stock (2)	$—	$1,953	$5,858
Warrant preferred stock (2)	—	98	293
Discount on senior preferred stock (3)	—	(110)	(330)
Premium on warrant preferred stock (3)	—	12	37
Common stock	12,193	12,193	12,193
Retained earnings	7,320	7,320	7,320
Accumulated other comprehensive income (loss)	88	88	88

Total stockholders’ equity	$19,601	$21,554	$25,459

Total liabilities and stockholders’ equity	$237,969	$237,969	$237,969

Capital Ratios
Total risk-based capital to risk-weighted assets ratio	12.13%	13.08%	14.98%
Tier 1 capital ratio	10.95%	11.90%	13.80%
Leverage ratio	9.83%	10.69%	12.39%
Equity to assets ratio	8.24%	9.06%	10.70%
Tangible equity to tangible assets ratio	8.24%	9.06%	10.70%

(1)	Derived from audited consolidated financial statements.

(2)

The pro forma financial data reflects issuance of a minimum of $1,953,000 and maximum of $5,858,000 of Newnan Coweta Bancshares, Inc. Preferred Stock and a minimum of $98,000 and maximum of $293,000 of additional preferred stock resulting from the exercise of warrants. The proceeds from these transactions are assumed to reduce interest-bearing deposits.

(3)

Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating our company as a “public company” under the CPP but as a non-public financial institution. Under the CPP for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional Senior Preferred (the “Warrant Preferred”) equal to 5% of the amount of Preferred Stock already issued. The CPP terms also provide that the warrant will be exercised immediately upon issuance of the Senior Preferred. The Warrant Preferred carry a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the Preferred Stock of 5% for the first five years and then 9% thereafter. Using the assumption of the issuance of $5,858,999 of Senior Preferred to our company, a warrant for an additional $293,000 would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise. As a result, our company would record total Preferred Stock at its redemption value of $5,858,000, additional Preferred Stock issuable upon exercise of a warrant of $293,000 (the “Warrant Preferred”), a discount of $330,000 on the Senior Preferred and a premium of $37,000 related to the Warrant Preferred. This issuance results in an initial net increase in equity of $5,858,000 representing the cash proceeds from the issuance of the Preferred Stock. The amortization of the discount resulting from the issuance of Preferred Stock would be over five years and would be recorded as an increase in dividends and corresponding decrease in net income available to common stockholders. The accretion of the premium resulting from the issuance of Warrant Preferred would be over five years and would be recorded as a decrease in dividends and corresponding increase in net income available to common stockholders.

Newnan Coweta Bancshares, Inc.

Pro Forma Condensed Consolidated Statements of Income

(In thousands except per share data)

	For the Nine Months Ended September 30, 2008
	Historical	As Adjusted Minimum (1)	As Adjusted Maximum (1)
		(unaudited)
Income Statement:
Net interest income (2)	$2,400	$2,467	$2,601
Provision for loan losses	6,383	6,383	6,383

Net interest income (loss) after provision for loan losses	$(3,983)	$(3,916)	$(3,782)

Non-interest income	993	993	993
Non-interest expense	(5,657)	(5,657)	(5,657)

Income (loss) before income taxes	$(8,647)	$(8,580)	$(8,446)

Income tax expense (benefit) (3)	(3,247)	(3,222)	(3,172)

Net income (loss)	$(5,400)	$(5,358)	$(5,275)
Dividend on preferred stock		(73)	(220)
Amortization of discount on preferred stock		(21)	(62)

Effective dividend on preferred stock (4)		(94)	(282)

Dividend on warrant preferred		(7)	(20)
Accretion of premium on warrant preferred		2	7

Effective dividend on warrant preferred (4)		(5)	(13)

Net income available to common stockholders	$(5,400)	$(5,457)	$(5,570)

Basic earnings per share available to common stockholders	(5.37)	(5.42)	(5.54)
Diluted earnings per share available to common stockholders	(5.37)	(5.42)	(5.54)
Weighted average of shares outstanding
Basic	1,006,070	1,006,070	1,006,070
Diluted	1,006,070	1,006,070	1,006,070

(1)

The income statement data gives effect to the equity proceeds at the beginning of the period and assumes that the proceeds are used to reduce interest-bearing deposits (consisting primarily of internet based and other higher priced certificates of deposit). The actual impact to net interest income would be different as Newnan Coweta expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)

The funds received from the Preferred Stock issuance are assumed to reduce deposit liabilities (consisting primarily of internet based and other higher priced certificates of deposit). This assumes the rate of deposits that are reduced carry an annual percentage yield of approximately 4.57%.

(3)	Additional income tax expense, at an effective tax rate of 37.6%, is attributable to additional net interest income as described in Note 1.

(4)

The effective dividend on the Preferred Stock includes amortization of the discount, amortized over a five-year period using the effective yield method (approximately 7%) and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred includes accretion of the premium, amortized over a five-year period using the effective yield method (approximately 6%) and dividends on Warrant Preferred at 9%.

Newnan Coweta Bancshares, Inc.

Pro Forma Condensed Consolidated Statements of Income

(In thousands except per share data)

	December 31, 2007
	Historical (1)	As Adjusted Minimum (1)	As Adjusted Maximum (2)
		(unaudited)
Income Statement:
Net interest income (3)	$8,344	$8,433	$8,612
Provision for loan losses	906	906	906

Net interest income (loss) after provision for loan losses	$7,438	$7,527	$7,706

Non-interest income	926	926	926
Non-interest expense	(6,482)	(6,482)	(6,482)

Income (loss) before income taxes	$1,882	$1,971	$2,150

Income tax expense (benefit) (4)	700	733	800

Net income (loss)	$1,182	$1,238	$1,350
Dividend on preferred stock		(98)	(293)
Amortization of discount on preferred stock		(28)	(83)

Effective dividend on preferred stock (4)		(126)	(376)

Dividend on warrant preferred		(9)	(26)
Accretion of premium on warrant preferred		3	10

Effective dividend on warrant preferred (4)		(6)	(16)

Income available to common shareholders	$1,182	$1,106	$958

Basic earnings per share available to common shareholders	1.18	1.10	0.96
Diluted earnings per share available to common shareholders	1.13	1.06	0.92
Weighted average of share outstanding
Basic	1,001,651	1,001,651	1,001,651
Diluted	1,046,795	1,046,795	1,046,795

(1)	Derived from audited consolidated financial statements.

(2)

The income statement data gives effect to the equity proceeds at the beginning of the period and assumes that the proceeds are used to reduce interest-bearing deposits (consisting primarily of internet based and other higher priced certificates of deposit). The actual impact to net interest income would be different as Newnan Coweta expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(3)

The funds received from the Preferred Stock issuance are assumed to reduce deposit liabilities (consisting primarily of internet based and other higher priced certificates of deposit). This assumes the rate of deposits that are reduced carry an annual percentage yield of approximately 4.57%.

(4)	Additional income tax expense, at an effective tax rate of 37.2%, is attributable to additional net interest income as described in Note 1.

(5)

The effective dividend on the Preferred Stock includes amortization of the discount, amortized over a five-year period using the effective yield method (approximately 7%) and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred includes accretion of the premium, amortized over a five-year period using the effective yield method (approximately 6%) and dividends on Warrant Preferred at 9%.

At this time, there is no assurance Treasury will approve Newnan Coweta’s application to participate in the CPP; however, without approval of the amendment contained in Proposal No. 1, Newnan Coweta would not qualify for participation under the requirements of the CPP. The Board of Directors believes it is in the best interest of Newnan Coweta and its shareholders to become eligible for the program in anticipation of receiving preliminary approval from Treasury.

Shareholder Approval Required. The affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting is required for approval of this Proposal No. 1. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF NEWNAN COWETA BANCSHARES, INC.

PROPOSAL NO. 2

TO APPROVE GRANTING THE MANAGEMENT

OF NEWNAN COWETA BANCSHARES, INC. THE AUTHORITY TO

ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

If at the Special Meeting the number of shares of Newnan Coweta’s common stock present or represented and voting in favor of the proposed Amendment to the Articles of Incorporation is insufficient to approve Proposal No. 1, Newnan Coweta’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, Newnan Coweta is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If Newnan Coweta’s shareholders approve the adjournment, postponement or continuation proposal, Newnan Coweta could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend Newnan Coweta’s Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, Newnan Coweta could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.

The adjournment, postponement or continuation proposal requires that holders of more of Newnan Coweta’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal No. 2 approving the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Newnan Coweta’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

Shareholder Approval Required. The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of Newnan Coweta’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO GRANT THE MANAGEMENT OF NEWNAN COWETA BANCSHARES, INC. THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

STOCK OWNERSHIP

Principal Shareholders

As of November 24, 2008, the Company’s records and other information from outside sources indicated there are no beneficial owners of more than five percent of the outstanding shares of the Company’s common stock, other than those listed in the table below.

Name and Address	Shares Beneficially Owned	Percent of Class
Dennis H. McDowell 227 West Lakeshore Drive Carrollton, GA 30117	69,920	6.95%

Directors and Executive Officers

The following table sets forth information as of November 24, 2008 regarding the ownership of Newnan Coweta Bancshares stock by each Newnan Coweta Bancshares director and by the named executive officers of Newnan Coweta Bancshares and its subsidiaries, and by all directors and executive officers as a group. The table includes currently exercisable options and warrants.

Name and Address	Shares Beneficially Owned (1)	Percent of Class
Joe S. Crain (Director) P. O. Box 386 Newnan, Georgia 30264	29,178(2)	2.90%
Karen P. Duffy (Executive Officer) P. O. Box 71699 Newnan, Georgia 30271	1,000	0.10%
Otis J. Jones, III (Director) P. O. Box 1909 Newnan, Georgia 30264	26,122(2)(3)	2.60%
James B. Kimsey (Director, Executive Officer) P. O. Box 71699 Newnan, Georgia 30271	37,575(2)(4)	3.73%
David LaGuardia (Director) 37 P Calumet Parkway, Suite 200 Newnan, Georgia	74,770	7.43%
Bob B. Mann, Jr. (Director) 15 Calvender Street Newnan, Georgia 30263	26,122(2)	2.60%
Theo D. Mann (Director) P. O. Box 310 Newnan, Georgia 30264	63,851	6.28%
J. Walker Moody (Director) P. O. Box 1823 Newnan, Georgia 30264	31,575(2)	3.14%

James Van S. Mottola (Director) P. O. Box 1832 Newnan, Georgia 30264	63,400	6.30%
Melvin Samuels (Director) P. O. Box 2326 Newnan, Georgia 30263	2,000(6)	0.20%
Donald L. Sprayberry, Jr. (Director) 1060 Highway 34 East Newnan, Georgia 30265	31,575(2)	3.14%
Jennifer J. Thomasson (Director) P. O. Box 1058 Newnan, Georgia 30264	9,333	0.93%
Woodie T. Wood, Jr. (Director) P. O. Box 1715 Newnan, Georgia 30263	-0-	0.00%
All directors and executive officers as a group (13 persons)	395,801	39.35%

(1)

The information contained in this table with respect to Common Stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)

With respect to Messrs. Crain, Jones, Kimsey, LaGuardia, B. Mann, Moody, Mottola and Sprayberry, beneficial ownership as reported in the table includes 3,900 shares of the Company’s Common Stock that may be acquired upon the exercise of outstanding warrants that are exercisable.

(3)	Includes 2,100 shares held in Mr. Jones’ IRA account, 2,000 shares held by Mr. Jones’ wife and 4,600 shares held by Mr. Jones as custodian for his children.

(4)

Includes 22,500 shares of the Company’s Common stock that may be acquired upon the exercise of incentive stock options that are exercisable or will become exercisable within the next 60 days and 1,200 shares held in a trust for the benefit of Mr. Kimsey’s children of which Mr. Kimsey serves as trustee.

(5)

With respect to Mr. Theo Mann, beneficial ownership as reported in the table includes 7,800 shares of the Company’s Common Stock that may be acquired upon the exercise of outstanding warrants that are exercisable or will become exercisable within the next 60 days, 2,000 shares of the Company’s Common Stock held in trust for Mr. Mann’s minor children with Mr. Mann serving as trustee; 10,000 shares of the Company’s Common Stock held in a unified residual trust for R. S. Mann, Jr. with Mr. Mann serving as co-trustee; 10,000 shares of the Company’s Common Stock held in the name of Mann & Wooldridge, P.C. Profit Sharing Plan and Trust, 7,000 shares held in Mr. Mann’s personal IRA account and 1,000 shares held by Mr. Mann’s wife.

(6)	Includes 1,000 shares of the Company’s Common Stock that may be acquired upon the exercise of outstanding warrants that are exercisable or will become exercisable within the next 60 days.

ATTENDANCE AND AVAILABILITY OF ACCOUNTANTS

AT SPECIAL MEETING

Representatives of the Company’s principal accounting firm, McNair, McLemore, Middlebrooks & Co., LLP, are not expected to be present at the Special Meeting, will not have the opportunity to make a statement if they so desire, and are not expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals that are intended to be presented at our 2009 Annual Meeting of Shareholders must be received at our office located at 145 Millard Farmer Industrial Blvd., Newnan, Georgia 30263, Attn: Secretary, no later than December 30, 2008, in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of shareholder proposals not received by us on or before March 16, 2009, will not be considered timely and will not be submitted to the shareholders at the 2009 Annual Meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS WHICH MAY COME BEFORE

THE SPECIAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Special Meeting of Shareholders which may properly come before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

FINANCIAL AND OTHER INFORMATION

Upon request, the Company will provide, without charge to any shareholder entitled to vote at the Special Meeting, a copy of Newnan Coweta Bancshares, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2007. Such request should be made to the Secretary of the Company at the address shown on the accompanying Notice of Special Meeting of Shareholders. The Company’s annual report on Form 10-K, as well as its other filings with the SEC, are also available via the Internet at the SEC’s website at http://www.sec.gov.

A copy of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008 and its annual report on Form 10-K for the fiscal year ended December 31, 2007 are being delivered with, and are incorporated by reference into, this proxy statement.

APPENDIX “A”

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

NEWNAN COWETA BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Newnan County Bancshares, Inc. (the “Corporation”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles.

1.    The name of the Corporation is Newnan Coweta Bancshares, Inc.

2.    The Board of Directors of the Corporation on October 29, 2008, unanimously adopted a resolution deleting in its entirety paragraph 4 of the Articles of Incorporation and substituting the following new paragraph 4 to read as follows:

“4.

(a)    The total number of shares of capital stock which the Corporation is authorized to issue is forty million (40,000,000) shares, divided into thirty million (30,000,000) shares of common stock, no par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (“Preferred Stock”).

(b)    The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i)    The number of shares constituting that series and the distinctive designation of that series;

(ii)    The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)    Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

(v)    Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(vi)    Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vii)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(viii)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix)    Any other relative rights, preferences and limitations of that series.”

3.    This Amendment was approved by the shareholders of the Corporation by a majority vote at the Special Meeting of the shareholders of the Corporation on January 28, 2009 and in accordance with O.C.G.A. § 14-2-1003.

4.    This Amendment to the Articles of Incorporation of Newnan Coweta Bancshares, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

[SIGNATURE APPEARS ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, Newnan Coweta Bancshares, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

NEWNAN COWETA BANCSHARES, INC.

By:

Title:	Secretary

[CORPORATE SEAL]

NEWNAN COWETA BANCSHARES, INC.

145 Millard Farmer Industrial Blvd.

Newnan, Georgia 30263

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint Karen P. Duffey and James B. Kimsey, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of NEWNAN COWETA BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Newnan Coweta Bancshares, Inc. to be held January 28, 2009, at 7:30 a.m. local time, at 145 Millard Farmer Industrial Blvd., Newnan, Georgia 30263, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the executed form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO APPROVE AN AMENDMENT OF THE ARTICLES OF INCORPORATION OF NEWNAN COWETA BANCSHARES, INC.:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

The Board of Directors recommends a vote FOR approval of the Amendment to the Articles of Incorporation of Newnan Coweta Bancshares, Inc.

PROPOSAL 2:	TO APPROVE THE AUTHORITY OF THE MANAGEMENT OF NEWNAN COWETA BANCSHARES. INC. TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR approval of the management of Newnan Coweta Bancshares, Inc.’s authority to adjourn, postpone or continue the Special Meeting.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE: , 2009

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if	Position
any (Please Print)

Signature of Joint Tenant or Tenant-In-Common,
if any